RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  TELETEK, LTD.

               (UNDER SECTION 245 OF THE GENERAL CORPORATION LAW)

     Teletek, Ltd., a Corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the Corporation is Teletek, Ltd. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 28, 1987.

     2. The provisions of the Certificate of Incorporation as amended and/or supplemented were restated and integrated into a single instrument entitled "Restated Certificate of Incorporation of Teletek, Ltd.," filed with the Secretary of State of the State of Delaware on October 6, 1988.

     3. The Restated Certificate of Incorporation of the Corporation is hereby further amended and restated in its entirety to read as follows:

          First:   The  name  of  the   corporation   is  Teletek,   Ltd.   (the
     "Corporation").

          Second: Its registered office within the State of Delaware is to be located at One American Avenue, in the City of Dover, County of Kent, State of Delaware. The name of its registered agent at that address is the Corporate Service Bureau, Inc.

          Third: The purpose of the Corporation is to engage in any lawful act of activity for which corporation may be organized under the General Corporation Law of Delaware.

          Fourth: The total number of shares of stock which the Corporation is authorized to issue is two billion five hundred million (2,500,000,000) shares of Common Stock having a par value of $.00001 ("Common Stock").

               I. Subject to the limitations that may be prescribed in or pursuant to this Article Fourth, the holders of shares of Common Stock shall be entitled to receive, as and when declared by the Board of Directors, out of the assets of the Corporation that are by law available therefor, dividends payable either in cash or in property, including securities of the Corporation.

               II. Except as may otherwise be required by law or as prescribed in or pursuant to this Article Fourth, each holder of Common Stock


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          shall have one vote in  respect of each share of Common  Stock held by him, on all matters voted upon by the stockholders.

          Fifth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors are expressly authorized:

               To make, alter or repeal the By-Laws of the corporations.

               To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

               To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

               By resolution passed by a majority of the whole Board, to designate one or more committee, each committee to consist of two or more of the Directors of the Corporation, which, to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

               Sixth: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on this application of any receiver or receivers appointed for this Corporation under the provisions of
          Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and the said organization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also of this Corporation.

               Seventh: Meetings of stockholders may be held outside the State of Delaware, if the By-Laws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of Directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

               Eighth: No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this Article Eighth shall not eliminate or limit the liability of a director (i) for any breach of such Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions of such Director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such Director derived an improper personal benefit; nor shall this Article Eighth eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article Eighth becomes effective.

               Ninth: The Corporation is to have perpetual existence.

               Tenth: Except as may be specifically provided otherwise in this Restated Certificate of Incorporation, no provision of this Restated Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the General Corporation Law, or otherwise under the law, upon the Corporation and its shareholders, Directors, officers and other corporate personnel.

     4. The Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law, signed and attested to on June 20, 1989.

Attest:

 /s/ David Lynfield                         /s/ Alan Berkun
--------------------------                 --------------------------
David Lynfield, Secretary                   Alan Berkun, President